UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 2005

Mercury Interactive Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-22350	77-0224776
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

379 North Whisman Road, Mountain View, California 94043

(Address of Principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code)

(650) 603-5200

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 241.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 3, 2005, Mercury Interactive Corporation (the “Company”) announced that it had entered into an agreement with Doug Smith, the Company’s former Chief Financial Officer, pursuant to which the Company and Mr. Smith agreed to increase the exercise price of Mr. Smith’s option, with the price to be agreed upon by the Company’s Special Committee and Mr. Smith within 30 days of the agreement. On November 30, 2005, the Company and Mr. Smith agreed to increase the exercise price of Mr. Smith’s option underlying his option agreement dated November 2, 2001 to $28.05 per share, and Mr. Smith has agreed to pay to the Company the difference between Mr. Smith’s original exercise price and the agreed-upon exercise price of $28.05 for each share he previously acquired on exercise of that option. The option will remain exercisable until March 15, 2006 to the extent it was exercisable on the date his employment terminated.

Item 8.01. Other Events

The Company (NASDAQ: MERQE) announced on November 29, 2005, in the press release attached hereto as Exhibit 99.1, that the NASDAQ Listing Qualifications Panel has granted the Company an extension of time until January 3, 2006 in which to file its quarterly reports on Form 10-Q for the periods ended June 30, 2005 and September 30, 2005, all required restated and other financial statements for previous periods, and to otherwise meet all necessary listing standards of The NASDAQ National Market.

The latest extension was granted as a result of a revised plan of compliance submitted by the Company to the Panel on November 15, 2005. It is a requirement of the Panel’s decision that through January 3, 2006, the Company provide prompt notification to the Panel of any significant events that occur during this time, including any event that may call into question the Company’s historical financial information or that may impact the Company’s ability to maintain compliance with any NASDAQ listing requirement or the January 3, 2006 deadline. In addition, any compliance document prepared by the Company will be subject to review by the Panel, which may, in its discretion, request additional information before determining that the Company has complied with the terms of the Panel’s decision. There can be no assurance that the Company will be able to meet the January 3, 2006 deadline established by the Panel. In granting the Company’s request, the Panel noted that it would not entertain further extension requests should the Company be unable to make its filings by the January 3, 2006 deadline. If the Company is unable to comply with the conditions for continued listing required by the Panel, the Company’s shares of common stock are subject to immediate delisting from The NASDAQ National Market. The Company would have the option to request that the NASDAQ Listing and Review Council review any decision to delist its shares from The NASDAQ National Market, but cannot provide any assurance that its request would be successful. Any such request would not stay a decision to delist the Company’s shares.

During the extension period, the Company’s common stock will continue to be listed on The NASDAQ National Market under the trading symbol: MERQE.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.49	Amendment Agreement by and between the Company and Doug Smith dated November 30, 2005

99.1	Press release date November 29, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2005	MERCURY INTERACTIVE CORPORATION

	By:	/s/ David J. Murphy
	Name:	David J. Murphy
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.49	Amendment Agreement by and between the Company and Doug Smith dated November 30, 2005

99.1	Press release dated November 29, 2005